Press Release #201323	FOR IMMEDIATE RELEASE	December 23, 2013

Enertopia Closes Second Tranche Financing Amendment

Vancouver, BC—Enertopia Corporation (ENRT) on the OTCBB and (TOP) on the CNSX (the "Company" or "Enertopia") is very pleased to announce it has closed the Second and final tranche for $126,400 in its Private Placement announced on November 12, 2013. Enertopia will be issuing 2,528,000 common shares at $0.05 and 2,528,000 warrants that expire on December 23, 2016 with an exercise price of $0.10.

Two Directors participated in the Second tranche of the private placement for $20,000. Enertopia has and is continuing to receive very strong market interest and response in the medical marijuana business. Additionally, the Company expects to close the Definitive Agreement for the Canadian Medical Marihuana producer shortly after the Holiday Season. Enteropia continues to be very dedicated in trying to increase shareholder value.

A cash finders fee for $10,140 and 202,800 broker warrants that expire on December 23, 2016 with an excise price of $0.10 was paid to Canaccord Genuity and Wolverton Securities.

The securities issued will be subject to a hold period in Canada of four months and one day, or for any resale into the USA under Rule 144, six months and one day. Proceeds of the Private Placement will be used for general working capital and for corporate opportunities. The Private Placement will be subject to normal regulatory approvals.

The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Enertopia

Enertopia’s shares are quoted in Canada with symbol TOP in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Dale Paruk, President, Coal Harbor Communications Ltd. at 1.604.662.4505

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, evaluation of clean energy projects, Oil & Gas Projects, Medical Marihuana Projects for participation and/or financing, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities. There is no assurance that the Company will be successful in completing the Definitive Agreement and future financings.

The CNSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release